Exhibit 3.186

CERTIFICATE OF FORMATION

OF

NORTHSTAR HOSPITAL, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act, the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.                                       The name of the limited liability company is Northstar Hospital, LLC (the “LLC”).

2.                                       The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent is The Corporation Trust Company.

3.                                       This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 21st day of June, 2007.

/s/ Andrew E. Loope
Andrew E. Loope
Authorized Person